Exhibit 5.1

	Brookfield Infrastructure Partners L.P. 73 Front Street Hamilton Bermuda HM 11	Email akuzmaapplebyglobal.com Direct Dial +1 441 298 3222

Appleby Ref 446547.0001

By Email and Courier 20 December 2019

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

Ladies and Gentlemen

Brookfield Infrastructure Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Infrastructure Partners L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership of:

1.   a shelf registration statement on Form F-3 dated as of 20 December 2019 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance by the Partnership or the delivery by the selling unitholder named therein from time to time of the Partnership’s limited partnership units (Units), in each case, in connection with the exchange, redemption or purchase, as applicable, from time to time of class A subordinate voting shares (Class A Shares) of Brookfield Infrastructure Corporation; and

2.   the prospectus, dated as of 20 December 2019, contained in the Registration Statement (as may be amended, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

ASSUMPTIONS

In stating our opinion we have assumed:

1.   the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

Appleby (Bermuda) Limited (the Legal

Practice) is a limited liability company

incorporated in Bermuda and

approved and recognised under the

Bermuda Bar (Professional

Companies) Rules 2009. “Partner” is

a title referring to a director,

shareholder or an employee of the

Legal Practice. A list of such persons

can be obtained from your

relationship partner.

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2.   the genuineness of all signatures on the Documents;

3.   the authority, capacity and power of persons signing the Documents;

4.   that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.   that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.   that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

7.   that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of Brookfield Infrastructure Partners Limited (BIPL), the general partner of the Partnership, on behalf of the Partnership in meetings which were duly convened and at which a duly constituted quorum was present, maintained and voting throughout and that there is no matter affecting the authority of the Directors to effect the listing of the Units on behalf of the Partnership, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

8.   that the records which were the subject of the Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Searches been materially altered; and

9.   any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof.

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OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.   The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against BIPL in its capacity as general partner of the Partnership.

2.   When duly authorized, allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein), the Units to be issued by the Partnership upon exchange, redemption, or purchase, as applicable, of Class A Shares will be validly issued, fully paid and non-assessable units of the Partnership.

3.   When duly authorized, allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein), the Units to be issued by the Partnership upon the redemption of redeemable partnership units of Brookfield Infrastructure L.P. and delivered by the selling unitholder named in the Registration Statement upon exchange, redemption, or purchase, as applicable, of Class A Shares will be validly issued, fully paid and non-assessable units of the Partnership.

RESERVATIONS

We have the following reservations:

1.   We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.   Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

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3.   Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

4.   Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

4.1  details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

4.2  details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

4.3  whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

4.4  whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

4.5  whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

5.   The Limited Partnership Act 1883 (the Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

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6.   A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

7.   A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

8.   Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.   The entries and filings shown in respect of the Partnership and of BIPL, on the files of the Partnership and BIPL maintained in the Registrar of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches on 19 December 2019, and the entries and filings shown in respect of the Partnership and its managing general partner in the Supreme Court Causes book maintained at the Registry of the Supreme Court, Hamilton, Bermuda, as revealed by searches on 19 December 2019 (Searches).

2.   Certified copies of the following documents in respect of the Partnership: Certificate of Registration for a Partnership to be Registered as an Exempted Partnership and Limited Partnership dated 13 June 2007, Certificate of Deposit of Supplementary Certificate (Change of Name) dated 10 July 2007, Certificate of Deposit of Supplementary Certificate (Change of Registered Office) dated 8 December 2011, Amended and Restated Limited Partnership Agreement dated 16 February 2018, First Amendment to the Amended and Restated Limited Partnership Agreement dated 12 September 2018 (collectively, Limited Partnership Documents).

3.   Certified copies of the following documents in respect of BIPL: Certificate of Incorporation dated 21 May 2007, memorandum of association dated 17 May 2007, Bye-laws adopted on 4 August 2015, Bermuda Monetary Authority Consent and Conditions Dated 18 May 2007, and Tax Assurance Certificate dated 18 December 2012 (collectively, GP Documents, and collectively with Limited Partnership Documents, Constitutional Documents).

4.   Copy of the Minutes of the Meetings of the Board of Directors of BIPL of the Partnership held on 24 September 2019 (including the annexures thereto) (Resolutions).

5.   Certificates of Compliance each dated 19 December 2019 issued by the Registrar of Companies in respect of BIPL and the Partnership.

6.   The Registration Statement.

7.   The Prospectus.

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